      As filed with the Securities and Exchange Commission on July 14, 1997

                              Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      Under
                           The Securities Act of 1933
              -----------------------------------------------------


                               LSI INDUSTRIES INC.
             (Exact name of registrant as specified in its charter)
              -----------------------------------------------------


Incorporated under the laws of Ohio       I.R.S. Employer I.D. No. 31-0888951

                               10000 Alliance Road
                             Cincinnati, Ohio 45242
                                 (513) 793-3200
                        (Address, including zip code, and
                     telephone number, including area code,
                   of registrants principal executive offices)
              -----------------------------------------------------


                             Paul V. Muething, Esq.
                           Keating, Muething & Klekamp
                           18th Floor, Provident Tower
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-6517
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of the Registration Statement pending market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
    Title of                 Amount                   Proposed Maximum                 Proposed Maximum                Amount of
  Shares to Be                to Be              Aggregate Price Per Unit*        Aggregate Offering Price*        Registration Fee
   Registered              Registered
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock               475,700                   $14.25                         $6,778,725                   $2,055
===================================================================================================================================

*Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

                               LSI INDUSTRIES INC.

                         475,700 shares of Common Stock
              -----------------------------------------------------


         This Prospectus relates to 475,700 shares of common stock (the "Common Stock"), without par value, of LSI Industries Inc., an Ohio corporation ("LSI" or the "Company"). The shares are being offered for sale by Dennis J. Grady and David W. McCauley (collectively, the "Selling Shareholders") who acquired the 475,700 shares in connection with an acquisition by LSI of the assets of Grady, McCauley Incorporated on June 30, 1997.

              -----------------------------------------------------


         The Common Stock may be offered to the public from time to time by the Selling Shareholders. See "The Selling Shareholders." The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Shareholders but will pay certain of the expenses of this offering. The Selling Shareholders will bear certain costs of this offering, including the commissions and discounts of any underwriters, dealers and agents and the legal expenses of the Selling Shareholders. The Common Stock may be sold directly or through underwriters, dealers or agents in market transactions or privately-negotiated transactions. See "Plan of Distribution." The LSI Common stock is traded in the Nasdaq National Market under the symbol "LYTS." On July 11, 1997, the closing sales price of the LSI Common stock was $14-5/8.

              -----------------------------------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              -----------------------------------------------------


                  The date of this Prospectus is July  , 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York; and at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. In addition, material filed by the Company can be obtained and inspected at the offices of The Nasdaq Stock Market, Inc., 9513 Key West Avenue, Rockville, Maryland, 20850, on which the Company's common stock is quoted. The Company files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such reports, proxy statements and other information.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (Number 333-_____) filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any documents are complete in all material respects, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

(1)      Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

(2) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 as amended on Form 10-Q/A and March 31, 1997.

(3) Registration Statement on Form 8-A filed on April 11, 1985, registering the Company's Common stock under Section 12 of the Exchange Act, which describes the class of securities being registered hereunder.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof.

         Statements contained in the documents incorporated by reference shall be deemed to be modified and superseded to the extent that statements contained herein modify or supersede such statements.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM RONALD S. STOWELL, CHIEF FINANCIAL OFFICER AND TREASURER OF THE COMPANY, 10000 ALLIANCE ROAD, CINCINNATI, OHIO 45242, PHONE (513) 793-3200.

                                   THE COMPANY

         LSI designs, engineers, manufactures and markets a broad array of quality, high-value lighting and graphics products for commercial/industrial lighting applications and corporate visual image programs. The Company's two core business segments are the Commercial/Industrial Lighting Group and the Image Group. The Commercial/Industrial Lighting Group is a major supplier of outdoor, indoor and landscape lighting for the commercial/industrial market. The products of the Image Group comprise the major visual image elements for the petroleum/convenience store market and for multi-site retail operations. LSI integrates its lighting and graphics capabilities in order to provide the major indoor and outdoor aspects of a retail customer's comprehensive image identification program.

         The Company utilizes its lighting and graphics expertise and its nationwide service capabilities to uniquely position itself as a single-source provider of state-of-the-art lighting and graphics for image conscious retailers. To enhance its competitive position, the Company utilizes its Image Center which allows customers to create a "virtual" prototype of their facilities after an LSI lighting and graphics re-imaging program. The Company is the leading provider of lighting products and services to the petroleum/convenience store industry and has effectively used this leadership position to market its graphics expertise to customers in this industry. The Company continues to use this strategy to penetrate other national retailers with multi-site operations, including quick service and casual restaurants, video rental and eyewear chains, retail chain stores and automobile dealerships.

         LSI was incorporated under the laws of the State of Ohio. Its executive offices are located at 10000 Alliance Road, Cincinnati, Ohio 45242; telephone number (513) 793-3200.

                              SELLING SHAREHOLDERS

         The 475,700 shares offered pursuant to this Prospectus are being sold by the Selling Shareholders, all of which are being offered for sale hereby. The Selling Shareholders own no other shares of LSI Common stock and if all shares offered hereby are sold, they will own no LSI Common stock upon the completion of this offering.

         On June 30, 1997, LSI purchased substantially all of the assets of Grady, McCauley Incorporated for cash and the shares of LSI Common Stock offered hereby. The assets purchased are utilized in the graphics printing business.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

         The Common Stock may be sold from time to time directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Common Stock through underwriters, dealers or agents. The distribution of the Common Stock by the Selling Shareholders may be effected from time to time in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

         The Company will pay certain expenses incident to the offering and sale of the Common Stock to the public. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Shareholders.

                                  LEGAL MATTERS

         The legality of the Common Stock offered hereby will be passed upon for LSI by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, of which Michael
J. Burke, a Director of the Company, is a partner. Members of that firm beneficially own 15,575 shares of LSI Common stock.

                                     EXPERTS

         The consolidated financial statements and schedules of the Company as of and for the year ended June 30, 1996 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto included therein and incorporated herein by reference upon the authority of said firm as experts in accounting and auditing in giving said report. The consolidated financial statements of the Company for the years ended June 30, 1995 and 1994 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                  MISCELLANEOUS

         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of LSI since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

         Registration Fee...................................$   2,055
                                                            ---------
         Printing costs.....................................      500
                                                            ---------
         Legal fees and expenses............................    1,500
                                                            ---------
         Accounting fees and expenses.......................    4,000
                                                            ---------
         Blue sky fees and expenses.........................      100
                                                            ---------
         Miscellaneous......................................      100
                                                            ---------
          Total.............................................$   8,255
                                                            ---------

         All of the above expenses other than the Registration fee are estimates. All of the above expenses will be borne by LSI pursuant to agreement upon issuance of the Common Stock offered in this Registration Statement.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. The Registrant's Code of Regulations extends such indemnification.

         The Registrant maintains director and officer liability insurance which provides coverage against certain liabilities.

ITEM 16.          EXHIBITS.



          Exhibit No.                           Description
-----------------------------------------------------------------------------
               5                             Opinion re: Legality

             23.1                            Consent of Independent
                                             Public Accountants

             23.2                            Consent of Independent
                                             Accountants

             23.3                            Consent of Counsel
                                             (contained in Exhibit 5)

              24                             Power of Attorney (contained
                                             on the signature page)

ITEM 17.          UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

           (3) to remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securi ties offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 14, 1997.

                                       LSI INDUSTRIES INC.

                                       BY:   /S/ Robert J. Ready
                                           --------------------------------
                                           Robert J. Ready, Chief Executive
                                           Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names appear with an asterisk (*) below hereby designate Robert J. Ready or Ronald S. Stowell, or either of them, as attorney-in-fact to sign all amendments including any post-effective amendments to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

      Signature                      Title                            Date
      ---------                      -----                            ----

 /S/ Robert J. Ready              Chief Executive Officer,        July 14, 1997
--------------------------------  President and Chairman
 Robert J. Ready                  of the Board of Directors
                                  (Principal Executive
                                  Officer)

 /S/ James P. Sferra              Executive Vice President,       July 14, 1997
--------------------------------  Secretary and Director
 James P. Sferra


 /S/ Ronald S. Stowell            Chief Financial Officer         July 14, 1997
--------------------------------  and Treasurer
 Ronald S. Stowell                (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)

 /S/ John N. Taylor, Jr.          Director                        July 14, 1997
--------------------------------
 John N. Taylor, Jr.

      Signature                      Title                            Date
      ---------                      -----                            ----
 /S/ Michael J. Burke
--------------------------------  Assistant Secretary and         July 14, 1997
 Michael J. Burke                 Director


 /S/ Allen L. Davis               Director                        July 14, 1997
--------------------------------
 Allen L. Davis


 /S/ Donald E. Whipple            Director                        July 14, 1997
--------------------------------
 Donald E. Whipple